SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]           Preliminary Proxy Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]           Definitive Proxy Statement
[   ]           Definitive Additional Materials
[   ]           Soliciting Material Pursuant to § 240.14a-12
Douglas Emmett, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount previously paid:

(2)    Form, Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

DOUGLAS EMMETT, INC.

808 Wilshire Blvd., Suite 200, Santa Monica, California 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 27, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc. will be held at the Sheraton Delfina, located at 530 Pico Boulevard, Santa Monica, California 90405 on May 27, 2010 at 9:00 a.m. local time for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve on the Board of Directors until the 2011 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 1, 2010 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting.

Accompanying this Notice are a Proxy Card and a Proxy Statement. If you will not be able to attend our Annual Meeting and vote your shares of Common Stock in person, please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.  If your shares of Common Stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of Common Stock voted.

The proxy may be revoked at any time prior to its exercise at our Annual Meeting.

By Order of the Board of Derictors

/s/ Jordan L. Kaplan
Jordan L. Kaplan
President and Chief Executive Officer

April 26, 2010
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting To Be Held on May 27, 2010
This proxy statement and our 2009 annual report to stockholders are available at http://www.douglasemmett.com/DEI/proxy_materials_2010.html.

DOUGLAS EMMETT, INC.
808 Wilshire Blvd., Suite 200, Santa Monica, California 90401

PROXY STATEMENT

Annual Meeting of Stockholders

This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at the Annual Meeting of Stockholders to be held at the Sheraton Delfina, located at 530 Pico Boulevard, Santa Monica, California 90405 on May 27, 2010 at 9:00 a.m. local time and at any and all adjournments thereof (our “Annual Meeting”).

At our Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

1.	To elect directors to serve on our Board until the 2011 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

A form of proxy is enclosed. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Our Board recommends that stockholders vote “FOR” the election of the nominees for our Board named below and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with these recommendations. With respect to any other item of business that may come before our Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

For stockholders of record, if you will not be able to attend our Annual Meeting and vote your shares of Common Stock in person, please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. If your shares of Common Stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of Common Stock voted.  If your shares are held by a broker, the broker will ask you how you want your shares to be voted.  If you give the broker instructions, then your shares will be voted as you direct. If you do not give instructions, then for the ratification of the independent registered public accounting firm, the broker may vote your shares in its discretion, but for the election of directors, the broker may not vote your shares at all.

Any proxy given may be revoked at any time prior to its exercise by filing, with our Secretary, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any stockholder present at the meeting who has given a proxy may withdraw it and vote his or her shares in person if such stockholder so desires.

This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 26, 2010. We intend to solicit proxies primarily by mail. However, directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement and 2009 Annual Report on our website for public review and on the website address set forth on the Notice accompanying this Proxy Statement. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other similar parties forward the soliciting materials to the underlying beneficial owners of our Common Stock. We will reimburse reasonable charges and expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Outstanding Shares; Record Date; and Quorum

Only holders of record of our Common Stock at the close of business on April 1, 2010 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, 122,029,198 shares of our Common Stock were issued and outstanding.  Holders are entitled to one vote at our Annual Meeting for each share of our Common Stock held that was issued and outstanding as of the Record Date.

The presence, in person or by proxy, of stockholders holding at least a majority of our outstanding Common Stock will constitute a quorum for the transaction of business at our Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our Common Stock as of April 1, 2010, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding Common Stock (based upon review of 13D and 13G filings as of April 1, 2010), (ii) each of our directors, (iii) each of our named executive officers (as defined below) and (iv) all of our directors and executive officers as a group.  Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of these individuals is c/o Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, California 90401.

	Common Stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class
Dan A. Emmett(3)	18,319,548	13.5
Jordan L. Kaplan	12,355,052	9.4
Kenneth M. Panzer	10,932,137	8.4
Leslie E. Bider	160,930	*
Ghebre Selassie Mehreteab	18,430	*
Thomas E. O’Hern	30,930	*
Dr. Andrea Rich	23,430	*
William Wilson III	110,930	*
William Kamer	792,563	*
Christopher H. Anderson(4)	7,284,247	5.8
The Vanguard Group, Inc. (5) 100 Vanguard Place, Malvern, PA 19355	9,211,536	7.6
Wellington Management Company, LLP(6) 75 State Street, Boston, MA 02109	8,840,224	7.2
All officers and directors as a group (9 persons)	42,743,949	27.6

*	Less than 1%

(1)
Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after April 1, 2010 as follows:

Name	Options	OP Units
Dan A. Emmett	232,681	13,255,860
Jordan L. Kaplan	4,224,771	5,356,713
Kenneth M. Panzer	4,224,771	4,783,798
William Kamer	611,379	85,984
Leslie E. Bider	0	10,930
Ghebre Selassie Mehreteab	0	10,930
Thomas E. O’Hern	0	5,930
Dr. Andrea L. Rich	0	10,930
William Wilson III	0	10,930
Christopher H. Anderson	0	4,388,174
All directors and executive officers as a group	9,293,602	27,920,179

These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  “OP Units” refers to limited partnership interests of Douglas Emmett Properties, LP, our operating partnership, of which we are the general partner, and which are redeemable by the holder for an equivalent number of shares of our Common Stock or for the cash value of such shares, at our election.

(2)
Mr. Emmett is our Chairman of the Board of Directors, Mr. Kaplan is our Chief Executive Officer and President and a Director, Mr. Panzer is our Chief Operating Officer and a Director, and Mr. Kamer is our Chief Financial Officer. Messrs. Bider, Mehreteab, O’Hern and Wilson and Dr. Rich are members of our Board.

(3)
Mr. Emmett disclaims beneficial ownership of (i) 172,500 shares of Common Stock owned by the Emmett Foundation, a California tax-exempt charitable organization, of which Mr. Emmett is the president, (ii) 88,000 shares of Common Stock owned by certain trusts for Mr. Emmett’s children of which Mr. Emmett is the sole trustee, (iii) 382,425 OP Units owned by trusts for Mr. Emmett’s spouse and children, and (iv) except to the extent of his pecuniary interest therein, 3,017,288 OP Units owned by Rivermouth Partners, a California limited partnership.

(4)	Based solely on information disclosed in the Schedule 13G filed by Mr. Anderson on June 8, 2009.

(5)
Based on information disclosed in the Schedule 13G/A filed February 4, 2010 by The Vanguard Group, Inc. (“Vanguard”).  Of such shares, Vanguard has sole dispositive power with respect to 9,136,615 shares.  Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of and has sole voting power over an additional 74,921 shares as a result of its serving as investment manager of collective trust accounts.

(6)
Based on information disclosed in the Schedule 13G/A filed February 12, 2010 by Wellington Management Company, LLP (“Wellington”), in its capacity as investment adviser.  Of such shares, Wellington has shared voting power with respect to 5,893,707 shares and shared dispositive power with respect to 8,840,224 shares.

ELECTION OF DIRECTORS
(Proposal 1)

Information Concerning Nominees

Our Board has eight members, all of whose terms expire at our Annual Meeting and who are nominated for election to a term that will expire at our 2011 annual meeting of stockholders.

Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee (our “Governance Committee”) and our Board that the nominees have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities and share independence, experience and strong communication and analytical skills.  Our Board seeks, and consists of, persons whose diversity of skills, experience and background are complementary to those of our other Board members.

Name	Age	Title
Dan A. Emmett	70	Chairman of our Board of Directors
Jordan L. Kaplan	49	Director, Chief Executive Officer and President
Kenneth M. Panzer	50	Director and Chief Operating Officer
Leslie E. Bider(1)(4)	59	Director
Ghebre Selassie Mehreteab(4)(6)	60	Director
Thomas E. O’Hern (2)	54	Director
Dr. Andrea Rich(3)(5)	66	Director
William Wilson III(6)	73	Director
_________________________________

(1) Chairman of our Compensation Committee.

(2) Chairman of our Audit Committee.

(3) Chairman of our Governance Committee.

(4) Member of our Audit Committee.

(5) Member of our Compensation Committee.

(6) Member of our Governance Committee.

Dan A. Emmett. Mr. Emmett has served as the Chairman of our Board since our inception. In 1971, Mr. Emmett co-founded our original predecessor and our immediate predecessor in 1991. Mr. Emmett received his bachelor’s degree from Stanford University in 1961 and his J.D. from Harvard University in 1964.  Mr. Emmett was nominated as a result of his position as Chief Executive Officer of our predecessor entities and his extensive knowledge of our operations and our market.

Jordan L. Kaplan. Mr. Kaplan has served as our Chief Executive Officer and President, and a member of our Board, since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor’s degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986.  Mr. Kaplan was nominated as a result of his position as our Chief Executive Officer and his extensive knowledge of our operations and our market.

Kenneth M. Panzer. Mr. Panzer has served as our Chief Operating Officer and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor’s degree from Penn State University in 1982. Mr. Panzer was nominated as a result of his position as our Chief Operating Officer and his extensive knowledge of our operations and our market.

Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. Since June 2008, he has been the Chief Executive Officer of PinnacleCare, a Private Health Advisory firm. From 2007 to 2008, he was the Chief Strategist at ITU Ventures, a Los Angeles based Venture Capital firm. From 2005 to 2007 Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman/Chief Executive Officer of Warner Chappell Music, Inc., one of the world’s largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music, and was a principal in an accounting firm specializing in the entertainment industry. Mr. Bider is currently a member of the board of directors of OSI Systems, Inc. (NASDAQ: “OSIS”) and California Pizza Kitchen (NASDAQ – “CPKI”). He served on the board of directors of Arden Realty Inc. (NYSE: “ARI”) from 2004 until it was merged with a wholly-owned subsidiary of General Electric Capital Corporation in 2006.  He also was a director of 1st Century Bancshares (NASDAQ: “FCTY”) from 2008 to 2009. He serves on the board of a number of civic organizations and has been the recipient of prestigious civic and music industry awards. Mr. Bider holds a bachelor’s degree in accounting from University of Southern California and an M.S. from the Wharton School.  Mr. Bider was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his prior service as a director at a large commercial real estate firm, his knowledge of  financial and accounting matters, and his operating experience in several industries.

Ghebre Selassie Mehreteab. Mr. Mehreteab has served as a member of our Board since 2006.  Mr. Mehreteab is an advisor to foundations and financial institutions on affordable housing. Mr. Mehreteab served as Chief Executive Officer of the NHP Foundation, a non-profit corporation that owns and operates affordable multifamily housing in many cities across the United States, from its inception in 1989 until 2009. Previously Mr. Mehreteab was Vice President of the National Corporation for Housing Partnerships and a program officer at the Ford Foundation. Mr. Mehreteab is a board member of the Council on Foreign Relations. Mr. Mehreteab received his bachelor’s degree and LL.D. (honorary) from Haverford College. Mr. Mehreteab was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate.

Thomas E. O’Hern. Mr. O’Hern has served as a member of our Board since 2006. Mr. O’Hern is Senior Executive Vice President, Chief Financial Officer, and Treasurer of Macerich Company (NYSE: “MAC”), a REIT specializing in retail real estate. Prior to joining Macerich in 1993, Mr. O’Hern served as Chief Financial Officer of several commercial real estate companies. Mr. O’Hern worked as a Certified Public Accountant for Arthur Andersen & Co. from 1978 through 1984. Mr. O’Hern is a trustee for Little Company of Mary Hospital Foundation and is a board member of several other educational and philanthropic organizations. Mr. O’Hern holds a bachelor’s degree from California Polytechnic University, San Luis Obispo. Mr. O’Hern was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his service as an executive at other large commercial real estate firms, and his knowledge of financial and accounting matters.

Dr. Andrea L. Rich. Dr. Rich has served as a member of our Board since 2006. Dr. Rich retired from the Los Angeles County Museum of Art in 2005 where she served for ten years as President and Chief Executive Officer. During the second half of her career at the Museum, she also served as the Wallis Annenberg Director. Prior to her tenure at the Los Angeles County Museum of Art, Dr. Rich had a long academic and administrative career at UCLA, culminating in her service as Executive Vice Chancellor and Chief Operating Officer from 1991 to 1995. Dr. Rich serves as a director of Mattel Inc. and The Private Bank of California. Dr. Rich earned her bachelor’s degree, master’s degree and Ph.D. from UCLA. Dr. Rich was nominated based on the entirety of her experience and skills, although the Governance Committee and Board specifically noted her experience in administration and as a director of public companies in other areas outside of real estate.

William Wilson III. Mr. Wilson has served as a member of our Board since 2006. Mr. Wilson is currently Advisor to Wilson Meany Sullivan, LLC, a real estate investment, development and management firm in San Francisco. Mr. Wilson was founder of William Wilson and Associates, which merged with Cornerstone Properties, Inc., a public REIT specializing in office properties. Mr. Wilson served as Chairman of Cornerstone until it was acquired by Equity Office Properties Trust in 2000 and served on the board of directors of Equity Office Properties until 2004. Mr. Wilson is active in numerous civic organizations including service on the boards of the California Academy of Science, Lawrenceville School and the Presidio Trust. Mr. Wilson earned his bachelor’s degree in engineering from Stanford University.  Mr. Wilson was nominated based on the entirety of his experience and skills, although the Governance Committee and Board noted specifically his experience in real estate, including his service as an executive and board member at other large real estate firms, and his operating experience.

Required Vote

Nominees will be elected as directors by a plurality of the votes cast (assuming a quorum is present). The shares of each properly executed unrevoked proxy will be voted FOR the election of all of the nominees, unless the proxy otherwise directs. Abstentions and broker non-votes will have no effect on the outcome of this proposal. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as our Board recommends.

Board Recommendation

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2010. We are seeking our stockholders’ ratification of such action.

A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.

Required Vote

Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Board Recommendation

OUR BOARD AND ITS AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EXECUTIVE OFFICERS

Name	Age	Title
Dan A. Emmett	70	Chairman of the Board of Directors
Jordan L. Kaplan	49	Chief Executive Officer and President
Kenneth M. Panzer	50	Chief Operating Officer
William Kamer	59	Chief Financial Officer

Biographical information regarding Messrs. Emmett, Kaplan and Panzer is set forth above under “Election of Directors (Proposal 1)—Information Concerning Nominees.”

William Kamer. Mr. Kamer has served as our Chief Financial Officer since 2006. From 2000 to 2006, Mr. Kamer served as Senior Vice President in the Capital Markets Division and General Counsel of our predecessor operating companies. Prior to that time, Mr. Kamer was an attorney for 22 years focusing exclusively on real estate and real estate finance matters. He was a partner at the law firm of Cox, Castle & Nicholson LLP from 1986 through 1999. Mr. Kamer received his bachelor’s degree from Vassar College in 1973, his master’s degree in city and regional planning from Harvard University in 1978, and his J.D. from Boston University in 1978.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available at http://www.douglasemmett.com, under the headings Investor Relations, Corporate Governance, Governance Documents, Corporate Governance Guidelines. These guidelines were adopted by our Board to assist our Board in the exercise of its responsibilities. The guidelines describe such matters as the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and Board and committee procedural matters. Under our guidelines, our Board reviews management’s long-range planning for executive development and succession.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which is our code of ethics applicable to our directors, officers and employees (including our Chief Executive Officer and Chief Financial Officer), embodies our principles and practices relating to the ethical conduct of our business and our commitment to honesty, fair dealing and full compliance with laws. Our Code of Business Conduct and Ethics is available at http://www.douglasemmett.com under the headings Investor Relations, Corporate Governance, Governance Documents, Code of Business Conduct & Ethics.  If we make any amendments to this code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this code to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer, we will disclose the nature of any such amendment or waiver to the code, its effective date and to whom it applies, on our website or in a report on Form 8-K filed with the Securities and Exchange Commission (“SEC”).

Equity Ownership Guidelines

Our Board has adopted a policy to encourage our executive officers and directors to reach target equity ownership levels (through a combination of Common Stock, OP Units, and/or Long Term Incentive Plan units (“LTIP Units”)) within 5 years of adoption of such policy (which was adopted in 2009) or their becoming subject to the policy, whichever occurs first, equal to the lesser of a multiple (based on fair market value of the equity at each year end) of annual salary/retainer at the previous year-end or a fixed share amount, as follows:

Title	Share Equivalents	Multiple of Salary/retainer
Chief Executive Officer	200,000	4x
Other executive officers	50,000	3x
Directors	7,500	2x

Director Independence

Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which incorporates all elements of the independence standards set forth in the New York Stock Exchange (“NYSE”) rules. Our director independence standards are available at http://www.douglasemmett.com under the headings Investor Relations, Corporate Governance, Governance Documents, Corporate Governance Guidelines.   Based on these standards, our Board determined that each of Leslie E. Bider, Ghebre Selassie Mehreteab, Thomas E. O’Hern, Dr. Andrea Rich and William Wilson III is independent and has no material relationship with us and that  Victor J. Coleman was independent and had no material relationship with us during the time he was a member of our Board.

Board Leadership Structure

Our Board currently separates the role of Chairman of the Board from the role of our Chief Executive Officer.   In addition, our Corporate Governance Guidelines provide that the Chairperson of our Governance Committee is responsible for chairing the meetings of our independent directors.  Our Board believes that this structure combines accountability with effective oversight.  This structure also gives us the continued benefits of the experience and knowledge of our Chairman, who has been overseeing our operations and those of our predecessor for over 35 years, while reflecting the current responsibilities and contributions of the team of our Chief Executive Officer and Chief Operating Officer.

Board Role in Risk Oversight

Our Board is actively involved in overseeing our risk management through our Audit Committee.  Under its charter, our Audit Committee is responsible for discussing guidelines and policies governing the process by which our senior management and our relevant departments assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures.

Stockholder and Interested Party Communications

Communications to our Board, any of its committees or the chairperson of our Governance Committee (who chairs the quarterly executive sessions of our non-management directors) may be addressed to Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, marked to the attention of the appropriate recipient. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairperson of our Governance Committee.

Annual Meeting Attendance

We expect that all of our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause for failure to do so. Seven of the then nine members of our Board attended our 2009 annual meeting of stockholders.

BOARD MEETINGS AND COMMITTEES

During 2009, our Board held four meetings and acted by written consent once jointly with our Compensation Committee. Our Board has three separately designated standing committees: our Governance Committee, our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for “director independence” under the rules of the SEC and the rules and regulations of the NYSE. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and meetings of committees of our Board on which she or he served during 2009.

Nominating and Corporate Governance Committee

The members of our Governance Committee are Dr. Andrea L. Rich, Chairperson, Ghebre Selassie Mehreteab and William Wilson III. Our Governance Committee has adopted a charter that is posted on our website at http://www.douglasemmett.com under the headings Investor Relations, Corporate Governance, Committee Charters. The principal functions of our Governance Committee include responsibility for (i) identifying and recommending qualified individuals to serve as directors and to serve on our Board’s committees, (ii) advising our Board on its composition, procedures and committees, (iii) the corporate governance practices and policies of our Board and (iv) overseeing the evaluation of our Board and management. Under our Corporate Governance Guidelines, the chairperson of our Governance Committee also chairs the executive sessions of non-management directors. Our Governance Committee met three times during 2009 and acted by written consent three times.

Our Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Governance Committee recommends to our Board whether those individuals should be re-nominated.

On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and senior members of our management. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate.

All Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs and also must have a reputation for honesty and ethical conduct in their personal and professional activities. Our Governance Committee also believes that all directors should share qualities such as independence, experience and strong communication and analytical skills.  Our Governance Committee may also consider additional factors, including a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments (such as service on other public company boards or on other governing boards), potential conflicts of interest, material relationships with us and independence from our management. Our Governance Committee does not have a formal policy with respect to diversity; however, our Board and our Governance Committee believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, the Governance Committee considers the entirety of each candidate’s credentials.

We expect that candidates for independent Board members will typically be found through recommendations from directors or others associated with us or with the help of executive search firms (which receive a fee for their services).  In any given search, our Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Governance Committee reserves the right to modify its stated search criteria for exceptional candidates. Our stockholders may also recommend candidates by sending the candidate’s name and resume to our Governance Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for the Annual Meeting.

We require specific approval by our Governance Committee of service by any of our directors on more than three boards of directors of public companies (including service on our Board) or on more than two audit committees of other public companies if such director also serves on our Audit Committee. We also intend to limit service of independent directors on our Board to seven years, unless that limit is waived by our Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status or job responsibilities, which our Governance Committee may accept or reject in its sole discretion.

Audit Committee

The members of our Audit Committee are Thomas E. O’Hern, Chairman, Leslie E. Bider and Ghebre Selassie Mehreteab. Our Audit Committee has adopted a charter, which is posted on our website at http://www.douglasemmett.com under the headings Investor Relations, Corporate Governance, Committee Charters. The information contained in this paragraph shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934 as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The principal functions of our Audit Committee include to (i) review the plan and results of our independent audit with our independent registered public accounting firm and management, (ii) review our systems of internal control over financial reporting, and (iii) engage or discharge our independent registered public accounting firm. Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditor within the prior two years. Our Audit Committee met five times during 2009.

As required in our Audit Committee Charter, our Board has determined that each member of our Audit Committee is “independent,” as defined under the rules and regulations of the SEC the NYSE, and that Thomas E. O’Hern, Chairman of our Audit Committee, is an audit committee financial expert as defined under the rules of the SEC.

Compensation Committee

The members of our Compensation Committee are Leslie E. Bider, Chairman, and Dr. Andrea L. Rich.  Victor J. Coleman served on our Compensation Committee as its Chairman until his resignation from our Board on December 7, 2009.  Our Compensation Committee has adopted a charter, which is posted on our website at http://www.douglasemmett.com under the headings Investor Relations, Corporate Governance, Committee Charters. The principal functions of our Compensation Committee include to (i) review our general compensation plans, executive compensation plans and other employee benefit plans, and their goals and objectives, and  make any appropriate recommendations to the Board with respect to, or make amendments to, these plans and their goals and objectives, (ii) review the performance of our Chief Executive Officer and Chief Operating Officer and determine and approve their compensation, (iii) review the performance of our other executive officers and their compensation, (iv) review and approve any employment, change of control, severance or termination agreement with any of our executive officers, and (v) review perquisites and personal benefits of our executive officers and directors and recommend changes to our Board.  Our Compensation Committee has the authority to delegate to its subcommittees such power and authority as it deems appropriate to the extent consistent with laws, regulations or listing standards, but has not done so.  Our Compensation Committee met three times during 2009 and acted by written consent once jointly with our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive compensation and equity-based plans. Our Compensation Committee also establishes our policies with respect to compensation of executive officers, including our named executive officers (as defined below) and reviews and presents to our Board for its approval our executive compensation disclosures required by the SEC. Throughout this Proxy Statement, we refer to our Chief Executive Officer and Chief Financial Officer, as well as the other individuals included in the Summary Compensation Table below, as our “named executive officers.”

Compensation Philosophy and Objectives

We seek to maintain a competitive total compensation package that aligns the economic interest of our named executive officers with that of our stockholders and rewards individual and corporate performance, while also considering multiple factors, including the expenditure required and accounting, tax and share dilution impacts. Subject to our existing contractual obligations, our Compensation Committee also compares compensation levels and structures with that of other employers, based on a benchmark analysis of 2008 actual compensation prepared by our Compensation Committee’s outside compensation consultants, The Schonbraun McCann Group LLC (“SMG”), a nationally recognized firm specializing in the real estate industry.  Our benchmark group for 2009 was the same as that for 2008 and consisted of 14 REITs in three sectors including office, industrial and diversified: Alexandria Real Estate Equities, Inc., AMB Property Corporation, Boston Properties, Inc., Brandywine Realty Trust, Digital Realty Trust, Inc., Duke Realty Corporation, iStar Financial, Kilroy Realty Corporation, Liberty Property Trust, Mack-Cali Realty Corporation, ProLogis, PS Business Parks, Inc., SL Green Realty Corp. and Vornado Realty Trust.

Role of Compensation Consultants

In 2009, our Compensation Committee retained SMG to assist in our Compensation Committee’s determination of executive compensation for 2009 and 2010.  SMG had been retained in prior years (including in 2008 with respect to our decisions in early 2009) to make recommendations concerning the structure and amount of compensation for our named executive officers and our Board.  However, because our Compensation Committee did not intend to change the basic structure of our compensation methods or philosophy, in 2009 SMG’s role was limited to comparing the compensation of our named executive officers to the comparable officers at our benchmark companies.

Compensation Components

The principal components of compensation for our named executive officers for 2009 were:

•	salary;

•	incentive compensation; and

•	perquisites and other personal benefits.

Salary. Our general approach to compensating executives is to pay cash salaries that are commensurate with the executive’s experience and expertise and, where relevant, are comparable to the salaries paid to executives in competitive businesses.  We establish salary levels for our named executive officers annually as part of their total compensation package based on matters including (i) the responsibilities of the position, (ii) the individual’s salary history, performance and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees, and (iv) an evaluation of salaries for similar positions in our benchmark group and other competitive factors. Each of the salaries of Messrs. Kaplan, Panzer, and Kamer was originally set in his employment agreement with us, which was negotiated prior to our initial public offering and the establishment of our Compensation Committee. Mr. Emmett’s salary was set by negotiation prior to our initial public offering and the establishment of our Compensation Committee. Subject to their employment agreements, we consider salary levels for our named executive officers annually as part of our performance review process as well as upon any promotion or other change in job responsibility. Changes in salary may reflect changes in the cost of living, changes in compensation paid by our benchmark group and other employers, or our Compensation Committee’s assessment of the individual’s performance.

Based on current economic conditions, our Compensation Committee did not increase the salaries of our named executive officers for 2010. For information concerning the value of the salaries of each of our named executive officers during 2009, see “—Summary Compensation Table” below.

Incentive Compensation. Most of the compensation for our named executive officers has been paid in the form of discretionary compensation based on our Compensation Committee’s assessment of the executive’s individual performance and our overall performance during the year.  Our Compensation Committee has not set criteria in advance, but rather has retained the discretion to award amounts based on its assessment of performance at the end of the year.  Commencing with 2007, we have considered annual bonuses and annual equity grants under our 2006 Plan (defined below) for our officers and key managers, including our named executive officers, as a single integrated process.  We believe that awarding much of the incentive compensation of our named executive officers and other senior employees in the form of equity, particularly LTIP Units, much of which vests over time, has the effect of aligning their interests with those of our stockholders with respect to the risks and rewards of our business.  We also believe that the policy of using discretion to set incentive compensation, rather than fixed formulas, which can result in unintended consequences, allows our Compensation Committee to determine compensation at the end of each year based on its perception of the totality of the situation, including our risk profile.  We have not adopted any specific policies regarding adjustments to our compensation policies and practices to address changes in our risk profile, although we expect to take those into account on an annual basis in accessing compensation and  may make changes to overall approach if our Compensation Committee determines them to be necessary.

In determining aggregate 2009 incentive compensation at its meeting in December 2009, our Compensation Committee considered our operating performance in 2009.  Although our stock price rose during 2009 and our management was able to reduce operating expenses significantly so that our same property net operating income for 2009 declined by less than 1% from 2008, we continue to deal with the effects of the current slowdown in economic activity.  Based on these and other considerations, our Compensation Committee determined to keep 2009 aggregate incentive compensation  (cash and equity) unchanged from 2008 for Mr. Kaplan, Mr. Panzer, and Mr. Kamer.  We did not have any comparison data with respect to 2009, but this placed Mr. Kaplan and Mr. Panzer’s total compensation (including salary, cash bonus and equity grants) for 2009 at the approximate 70th percentile of chief executive officers at our benchmark group for 2008 and at the approximate 75th percentile of those entities with a chief operating officer or equivalent for 2008, although we believe that Mr. Panzer’s responsibilities exceed those of most of these persons, and placed Mr. Kamer’s total compensation (including salary, cash bonus and equity grants for 2009) at the approximate 50th percentile of chief financial officers at our benchmark group in 2008.

For 2009, our named executive officers received one-third of their aggregate 2009 incentive compensation in cash and the remaining two-thirds in equity.  The equity was valued based on the value of the Common Stock on the date of the award in the case of LTIP Units, and in the case of options the aggregate value to be recognized for financial statement reporting purposes in accordance with Accounting Standards Codification (“ASC”) 718 over the life of the award. The value of the equity awards to our named executive officers was divided 50% in LTIP Units and 50% in options. One half of the options and one-half of the LTIP Units were vested on grant, and the remainder vests in three equal annual installments.

For information concerning the cash bonus of and equity awards granted to each of our named executive officers in 2009, see “—Summary Compensation Table” below.  Please note that, in accordance with applicable SEC rules, the table reflects cash compensation with respect to 2009, but equity granted with respect to 2008.  This occurs because our equity grants for one year are made in January of the next year after completion of the individual reviews.

Perquisites and Other Personal Benefits. Our named executive officers participate in our employee plans on the same basis as other employees, including vacation, medical and health benefits and our retirement savings plan under Section 401(k) of the Internal Revenue Code. In addition, we provide our named executive officers with limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions: (i) each of Messrs. Kaplan and Panzer is entitled to the use of an automobile, reimbursement of certain tax and financial services fees, a personal umbrella insurance policy and family health insurance; (ii) Mr. Kamer is entitled to reimbursement for family health insurance costs, since he does not participate in our medical plans, and a car allowance; and (iii) Mr. Emmett receives an automobile allowance. The benefits for Messrs. Kaplan, Panzer and Kamer are required pursuant to their employment agreements. Messrs. Emmett, Kaplan and Panzer are also entitled to use their secretaries for personal matters, which we believe can increase the efficiency of their efforts for us. These benefits are considered by our Compensation Committee in its review of compensation for our named executive officers, and no changes were made with respect to 2009 or 2010. We believe these perquisites, while not representing a significant portion of our named executive officers’ total compensation, reflect our intent to create overall market comparable compensation packages. For information concerning the value of the perquisites of each of our named executive officers during 2009, see  “—Summary Compensation Table” below.

Tax and Accounting Implications

Our Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals under certain circumstances. Our Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to make that compensation deductible while simultaneously providing the executives with appropriate compensation for their performance. We believe that the compensation paid to our named executive officers in 2009 should generally be fully deductible for federal income tax purposes.

We account for stock-based payments, including awards under our 2006 Plan (defined below), in accordance with the requirements of ASC 718.

Role of Executive Officers in Compensation Decisions

Under its charter, our Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer and our other named executive officers and all other elected officers, although it may consult with other advisors, including our Chief Executive Officer and other officers, as it deems appropriate. In determining the appropriate compensation levels for our Chief Executive Officer and our Chief Operating Officer, our Compensation Committee meets outside the presence of all of our executive officers. Our Chief Executive Officer and our Chief Operating Officer recommended that the incentive compensation for all named executive officers for 2009 be capped at their incentive compensation in 2008, and that no salary increases be given to any of our named executive officers for 2010.

Change of Control Payments

As described below under “—Principal Compensation Agreements and Plans—Employment Agreements,” we are obligated under our employment contracts with Messrs. Kaplan, Panzer and Kamer to make severance payments to them in the event they terminate their employment within 18 months after a change of control as defined in those agreements. In addition, the awards we have made under our 2006 Plan (defined below) provide that if following a change of control either the employment of a participant (including any of our named executive officers) is terminated without cause by us or for good reason by the participant, or our Common Stock is no longer publicly traded, then any unvested options or LTIP Units will immediately vest.

Principal Compensation Agreements and Plans

2006 Omnibus Stock Incentive Plan

The Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan (our “2006 Plan”) was adopted by our Board and approved by our stockholders prior to the consummation of our initial public offering in 2006 and was amended with the approval of our stockholders in 2009. Our 2006 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by permitting participation by these key persons in our long-term growth and profitability. This summary of our 2006 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of our 2006 Plan, as amended, which was filed as Annex A and Annex B to the Proxy Statement for our 2009 annual meeting of stockholders.

Our 2006 Plan is administered and interpreted by our Compensation Committee.  All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in our 2006 Plan. We have reserved a total of 27,600,000 shares (subject to adjustment for stock splits, stock dividends or similar changes in our capitalization) of our Common Stock for the issuance of awards under our 2006 Plan. Subject to certain exceptions, shares that are forfeited or canceled from awards under our 2006 Plan become available for future awards.  Our 2006 Plan is a “Fungible Share” plan, under which so called “full value” awards made after the date of the 2009 amendment (such as Deferred Stock Awards, Restricted Stock Awards and LTIP Unit awards) count against our 2006 Plan overall limits as two shares (rather than one), while options and stock appreciation rights (“SARs”) are counted as one share (0.9 shares for options or SARs with five year terms).

Our 2006 Plan provides our Compensation Committee with the authority to grant a variety of types of equity awards:

•
Incentive Stock Options or Non-Qualified Stock Options.  Options entitle the participant to purchase shares of our Common Stock over time for an exercise price fixed on the date of the grant.  The exercise price may not be less than 100% of the fair market value of our Common Stock on the date of the grant, and may be paid in cash, or by the transfer of shares of our Common Stock meeting certain criteria or by a combination thereof.  Although we expect to grant only non-qualified stock options, our 2006 Plan permits the grant of options that qualify as an “incentive stock option” under the Internal Revenue Code.

•
Stock Appreciation Rights. SARs entitle the participant to receive the appreciation in the fair market value of our Common Stock between the date of grant and the exercise date in the form of shares of our Common Stock.

•
Restricted Stock and Deferred Stock Awards.  Restricted stock awards are shares of our Common Stock that vest in accordance with terms and conditions established by our Compensation Committee.  Deferred stock awards are stock units entitling the participant to receive shares of our Common Stock paid out on a deferred basis.  Shares of restricted stock or deferred stock awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture.

•	Dividend Equivalent Rights. Dividend equivalent rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our Common Stock.

•
Other Stock-based Awards.  Other stock-based awards permitted under our 2006 Plan include awards that are valued in whole or in part by reference to shares of our Common Stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest.

•
LTIP Units.  LTIP Units are a separate series of units of limited partnership interests in Douglas Emmett Properties, LP, our operating partnership, valued by reference to the value of our Common Stock.  LTIP Unit awards, whether vested or unvested, entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our Common Stock underlying the LTIP Unit award or other distributions from our operating partnership.  LTIP Unit awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture.  LTIP Units are structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity with our operating partnership’s common units with respect to liquidating distributions.  Upon the occurrence of specified events, LTIP Units can achieve full parity with those common units with respect to liquidating distributions.  If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of our Common Stock or for the cash value of such shares, at our election.  Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our Common Stock and may be zero.

Our 2006 Plan is not an “evergreen” plan and has a ten-year term ending in October 2016, so that awards may not be made under our 2006 Plan after October 2016.  Any awards made under our 2006 Plan that remain outstanding after that date will continue to be governed by the terms of our 2006 Plan.  Our 2006 Plan generally prohibits the transfer of awards, and only allows the participant to exercise an award during his or her lifetime, although our Compensation Committee may allow certain transfers to family members or entities. If we experience a change-in-control, our Board and the board of directors of the surviving or acquiring entity must make appropriate provisions for the continuation or assumption of awards outstanding under our 2006 Plan, and may provide for the acceleration of vesting with respect to existing awards.  We may amend, suspend or terminate our 2006 Plan at any time, but we will obtain stockholder approval of any such action if it is required to comply with applicable law or NYSE regulations.  Further, we will need the holder’s consent if in doing so we adversely affect any rights under outstanding awards.

 Employment Agreements

Kaplan, Panzer and Kamer Employment Agreements. On October 23, 2006, we and our operating partnership entered into employment agreements with Messrs. Kaplan, Panzer and Kamer with the following principal terms:

•	Salary: Each of Messrs. Kaplan and Panzer is entitled to receive a salary of not less than $950,000, and Mr. Kamer is entitled to receive a salary of not less than $575,000.

•
Bonus: Under the terms of their employment agreements, each of Messrs. Kaplan and Panzer is entitled to receive an annual bonus of up to 200% of salary, and Mr. Kamer is entitled to receive an annual bonus of up to 120% of salary, based upon meeting reasonable criteria to be established by our Compensation Committee in consultation with the officer.  As noted above, since our initial public offering we have not been following this approach and have instead applied the same integrated approach to cash bonuses and equity grants with respect to each year as we do for our other officers and key managers, with the amount of the incentive compensation for our named executive officers based on our benchmark group.

•
Perquisites and Other Benefits: Mr. Kaplan and Mr. Panzer are entitled to the use of an automobile, reimbursement of tax and financial services fees, a personal umbrella insurance policy and family health insurance. Mr. Kamer is entitled to reimbursement for family health insurance costs, since he does not participate in our medical plans, and a car allowance.

•
Term: The term of each employment agreement ends December 31, 2010, subject to one year extensions if no notice is given at least 60 days prior to the end of the then current term, and earlier termination with or without cause (although 30-days’ prior notice is required where the termination is by us without “cause” or by the officer for “good reason”). Good reason includes a termination by the officer within 18 months after the occurrence of a change of control.

•
Severance Payments: If we terminate the officer’s employment without cause or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Mr. Kamer) times the average of his total compensation over the last three full calendar years ending prior to the termination date, including (i) his salary, (ii) his annual bonus and (iii) the value (based on the Black-Scholes value in the case of options and the value of the underlying grants in the case of LTIP Unit awards or outperformance plans) of any equity or other compensation plans granted or awarded to the officer; and (b) continued coverage under our medical and dental plans for himself and his eligible dependents for a three-year period (two-year period for Mr. Kamer) following his termination. Any payments made to the officer if we experience a change of control will be grossed-up as necessary to adjust for the imposition of any excise taxes under Section 280G of the Internal Revenue Code.

•
Other Termination Payments: Upon the officer’s death or disability, he will receive continued medical benefits for himself and his eligible dependents for a period of twelve months plus a pro-rated portion of his annual bonus.

•
Non-competition: Each of these employment agreements also contains confidentiality and non-solicitation provisions effective through the term of the agreement and for a period of two years (confidentiality) and one year (non-solicitation) thereafter, as well as a non-competition provision that applies during the term of the agreement, and under which the officer covenants that he will not: (i) for his own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employ of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Summary Compensation Table

The following table sets forth the salary and other compensation earned for 2007, 2008 and 2009 by our President and Chief Executive Officer, Chief Financial Officer and our two other executive officers who for 2009 received more than $100,000 in aggregate compensation.

Name & Principal Position	Year	Salary $	Bonus $(1)	LTIP Unit Awards $(2)	Option Awards $(2)	All Other Compensation $(3)	Total $
Dan A. Emmett	2009	$100,000	$0	$46,257	$50,000	$60,848	$257,105
Chairman of the Board	2008	$100,000	$0	$46,264	$50,000	$59,705	$255,969
	2007	$100,000	$0	$0	$0	$76,144	$176,144

Jordan L. Kaplan	2009	$1,000,000	$1,666,667	$1,156,259	$1,250,000	$82,146	$5,155,072
President and CEO	2008	$1,000,000	$2,500,000	$1,850,010	$2,000,000	$89,117	$7,439,127
	2007	$950,000	$1,500,000	$0	$0	$106,152	$2,556,152

Kenneth M. Panzer	2009	$1,000,000	$1,666,667	$1,156,259	$1,250,000	$45,988	$5,118,914
Chief Operating Officer	2008	$1,000,000	$2,500,000	$1,850,010	$2,000,000	$38,694	$7,388,704
	2007	$950,000	$1,500,000	$0	$0	$53,000	$2,503,000

William Kamer	2009	$600,000	$366,667	$254,378	$275,000	$23,400	$1,519,445
Chief Financial Officer	2008	$600,000	$550,000	$265,941	$287,500	$23,400	$1,726,841
	2007	$575,000	$287,500	$0	$0	$23,400	$885,900
____________________

(1)	Bonuses are cash amounts paid to each officer with respect to the year in question, whether paid in that year or the next.

(2)
The amounts in these columns represent the aggregate grant date fair value of equity grants issued in each year, calculated in accordance with ASC 718, under the assumptions included in Note 12 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report to Stockholders.  As noted above, our Compensation Committee determines a single integrated bonus for each year, which is paid partly in cash and partly in equity grants in January of the next year.  However, the above table includes the cash and equity portions of the bonus in different years, since applicable SEC rules stipulate that cash bonuses are included in the year for which they are earned (even if paid after year end) and the equity awards in the year they are granted (even if representing compensation for a prior year).  We believe that reflecting both the cash and the equity portion of the bonus in the year with respect to which they were earned provides a better picture of our named executive’s compensation for that year.  Doing so would change the following columns in the above table:

Name & Principal Position	Year	LTIP Unit Awards $	Option Awards $	Total $
Dan A. Emmett	2009	$44,175	$50,000	$255,023
Chairman of the Board	2008	$46,257	$50,000	$255,962
	2007	$46,264	$50,000	$272,408

Jordan L. Kaplan	2009	$1,472,223	$1,666,669	$5,887,705
President and CEO	2008	$1,156,259	$1,250,000	$5,995,376
	2007	$1,850,010	$2,000,000	$6,406,162

Kenneth M. Panzer	2009	$1,472,223	$1,666,669	$5,851,547
Chief Operating Officer	2008	$1,156,259	$1,250,000	$5,944,953
	2007	$1,850,010	$2,000,000	$6,353,010

William Kamer	2009	$323,899	$366,668	$1,680,634
Chief Financial Officer	2008	$254,378	$275,000	$1,702,778
	2007	$265,941	$287,500	$1,439,341

(3)
The amount shown for each named executive officer reflects: (i) $3,000 in matching contributions under our 401K Plan allocated to each of Mr. Kamer and Panzer for each of the years shown; (ii) any estimated aggregate incremental cost to us attributable to personal use of administrative assistance services provided by us for that named executive officer; (iii) the cost of financial planning services reimbursed by us; and (iv) any auto allowances and any reimbursement of medical insurance premiums paid to that named executive officer.

Grants of Plan-based Awards

The following table sets forth the grants of plan-based awards during fiscal 2009 to our named executive officers:

Name	Grant Date(1)	Approval Date(1)	Non-incentive Stock Awards or LTIP Units (#)	Non-incentive Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of LTIP Unit Awards and Option Awards(2) ($/sh or Unit)
Dan A. Emmett	1/12/09	1/5/09	4,379			$46,257
	1/12/09	1/5/09		54,348	$11.42	$50,000

Jordan L. Kaplan	1/12/09	1/5/09	109,458			$1,156,259
	1/12/09	1/5/09		1,358,696	$11.42	$1,250,000

Kenneth M. Panzer	1/12/09	1/5/09	109,458			$1,156,259
	1/12/09	1/5/09		1,358,696	$11.42	$1,250,000

William Kamer	1/12/09	1/5/09	24,081			$254,378
	1/12/09	1/5/09		298,914	$11.42	$275,000
 ____________________

(1)
In accordance with SEC rules, these awards are included in the table above because they were made in 2009, even though they were part of each executive’s compensation for 2008.  Consistent with our annual practice, our Compensation Committee approved the dollar value of these grants on January 5, 2009, stipulating that they be issued on January 12, 2009, with the number of shares and option exercise price to be based on the closing price on that date ($11.42).  Our Compensation Committee did so because we wish to inform our employees of the grants in their reviews, which are then scheduled to occur between the date of approval and the date of grant.

(2)
The amounts in this column represent the aggregate grant date fair value of the options and LTIP Units calculated in accordance with ASC 718, under the assumptions included in Note 12 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report to Stockholders.

Outstanding Equity Awards at Fiscal Year-end

The following table reflects outstanding vested and unvested stock options and unvested LTIP Units held by our named executive officers as of December 31, 2009:

	Option Awards				LTIP Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of LTIP Units That Have Not Vested(2)	Market Value of LTIP Units That Have Not Vested(2)
Dan A. Emmett	177,778	0	$21.00	10/30/2016	2,760	$39,330
	19,842	6,614	$21.87	12/31/2017
	27,174	27,174	$11.42	12/31/2018

Jordan L. Kaplan	2,488,889	0	$21.00	10/30/2016	77,590	$1,105,658
	793,652	264,550	$21.87	12/31/2017
	679,348	679,348	$11.42	12/31/2018

Kenneth M. Panzer	2,488,889	0	$21.00	10/30/2016	77,590	$1,105,658
	793,652	264,550	$21.87	12/31/2017
	679,348	679,348	$11.42	12/31/2018

William Kamer	193,334	193,333	$21.00	10/30/2016	40,702	$580,004
	114,088	38,029	$21.87	12/31/2017
	149,457	149,457	$11.42	12/31/2018
____________________

(1)
Our options become exercisable when they vest.  Unvested options having an expiration date of October 30, 2016 vest one-half on January 1, 2010 and one-half after January 1, 2011.  Unvested options having an expiration date of December 31, 2017 vest on December 31, 2010.  Unvested options having an expiration date of December 31, 2018 vest one half on December 31, 2010 and one half on December 31, 2011.

(2)
Unvested LTIP Units vest as follows: (a) for Mr. Emmett, 1,666 vest on December 31, 2010 and 1,094 vest on December 31, 2011; (b) for Messrs. Kaplan and Panzer, 50,226 vest on December 31, 2010 and 27,364 vest on December 31, 2011; and (c) for Mr. Kamer, 34,682 vest on December 31, 2010 and 6,020 vest on December 31, 2011; their value is based on the closing price of our Common Stock of $14.25 on December 31, 2009 at the rate of one share for each LTIP Unit.

Option Exercises and Equity Vested

None of our named executive officers exercised any stock options during the year ended December 31, 2009.

The following table sets forth the LTIP Units held by our named executive officers that vested during 2009:

Name	Number of LTIP Units Vested(1)	Value Realized on Vesting
Dan A. Emmett	2,762	$36,260
Jordan L. Kaplan	77,593	$1,028,257
Kenneth M. Panzer	77,593	$1,028,257
William Kamer	40,702	$562,964
     _________________
(1)	Amounts represent market value as of the vesting of the award, based on the closing price for our Common Stock on the date of vesting of the LTIP Units at the rate of one share for each LTIP Unit.

Potential Payments Upon Termination or Change of Control

The section below provides information concerning the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment, including certain estimates of the amount that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive’s termination.

Payments Made Upon Termination

Regardless of the manner in which any of our employees (including any of our named executive officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	any unpaid salary from the date of the last payroll to the date of termination;

•	reimbursement for any properly incurred unreimbursed business expenses; and

•	unpaid, accrued and unused personal time off through the date of termination.

In addition, the officer will retain certain rights:

•	any existing rights to indemnification for prior acts through the date of termination; and

•	any options and LTIP Units awarded pursuant to our 2006 Plan to the extent provided in that Plan and the grant or award.

The awards we have made under the 2006 Plan provide that if a participant’s (including any of our named executive officers who have unvested options or LTIP Units) employment is terminated without cause by us or for good reason by the participant, or if our Common Stock is no longer publicly traded following a change of control, then any unvested options or LTIP Units will immediately vest.

Mr. Emmett.  Mr. Emmett does not have any contractual severance arrangements on termination, except that under the terms of our standard agreements, Mr. Emmett’s unvested options and LTIP Units would become vested if his employment is terminated without cause by us or for good reason by him, or if our Common Stock is no longer publicly traded following a change of control. As a result, based on our Common Stock closing price on December 31, 2009, we estimate that the approximate value of these severance payments in the case of a termination without cause or with good reason immediately following December 31, 2009 would have been $77,781.

Messrs. Kaplan, Panzer and Kamer.  As noted above under “—Principal Compensation Agreements and Plans—Employment Agreements,” each of Messrs. Kaplan, Panzer and Kamer has an employment agreement with us. In addition to those payments made upon termination noted immediately above, these agreements provide for the following additional benefits on certain terminations:

Payments Made Upon Termination by Us Without Cause or by the Officer for Good Reason. If we terminate Messrs. Kaplan, Panzer or Kamer’s employment without cause or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Mr. Kamer) times the average of his total compensation over the last three full calendar years ending prior to the termination date, including (i) his salary, (ii) his annual bonus and (iii) the value (based on the Black-Scholes value in the case of options and the value of the underlying grants in the case of LTIP Unit awards) of any equity or other compensation granted or awarded to him; and (b) continued coverage under our medical and dental plans for himself and his eligible dependents for a three-year period (two-year period for Mr. Kamer) following his termination.  Under the applicable employment agreements for Messrs. Kaplan, Panzer and Kamer, good reason includes a termination by the officer within 18 months after the occurrence of a change of control. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions.

 Based on the compensation paid, and the grants of options and LTIP Units, in 2007, 2008 and 2009, and using medical insurance premiums and the price of our Common Stock as of December 31, 2009, we estimate that the approximate value of these severance payments and benefits in the case of a termination without cause or with good reason immediately following December 31, 2009 would have been $18,516,884 for Mr. Kaplan, $18,488,864 for Mr. Panzer and $3,253,815 for Mr. Kamer. In addition, the unvested option and LTIP Units of each executive would vest immediately, which we estimate would result in additional value of $3,028,212 for Mr. Kaplan, $3,028,212 for Mr. Panzer and $1,002,967 for Mr. Kamer, based on the price of our Common Stock as of December 31, 2009.

Payments on Termination following a Change of Control. As noted above, under the applicable employment agreements for Messrs. Kaplan, Panzer and Kamer, good reason includes a termination by the officer within 18 months after the occurrence of a change of control. As a result, on any such termination, the officer involved would be entitled to the severance payment outlined above. In addition, any payments made to the officer if we experience a change of control will be grossed up as necessary to adjust for the imposition of excise taxes under Section 280G of the Internal Revenue Code. The exact calculation of the amount of such gross up payments is complex, but we estimate that had a termination in connection with a change of control occurred immediately after December 31, 2009 and had Messrs. Kaplan, Panzer and Kamer terminated their employment on such date, we estimate that the total approximate value of these severance payments (including the gross up payment) would have been $28,650,280 for Mr. Kaplan, $28,619,628 for Mr. Panzer and $5,070,808 for Mr. Kamer. In addition, the unvested option and LTIP Units of each executive would vest immediately, which we estimate would result in additional value of $3,028,212 for Mr. Kaplan and for Mr. Panzer and approximately $1,002,967 for Mr. Kamer, based on the price of our Common Stock as of December 31, 2009.

Payments Made Upon Death or Disability. In the event of the death or disability of Messrs. Kaplan, Panzer or Kamer, the officer (or his estate) will receive continued medical benefits for himself and his eligible dependents for a period of 12 months, plus a pro-rated portion of the officer’s annual bonus that he otherwise would have been paid based upon actual performance for the year and the percentage of the year that elapsed through the date of his termination of employment. Using current medical insurance premiums, we estimate that the approximate value of the continued medical benefit payments in the case of a termination for death or disability immediately following December 31, 2009 would have been $22,434 for Mr. Kaplan, $13,014 for Mr. Panzer and $14,400 for Mr. Kamer.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Leslie E. Bider, Chairman

Dr. Andrea L. Rich

DIRECTOR COMPENSATION

Director compensation is determined by our Board, after recommendation from our Governance Committee, and is reviewed periodically as appropriate.  Our directors who are employees of our company or our subsidiaries are not entitled to receive additional compensation for their services as directors. Our non-employee directors receive an annual fee of $75,000, any or all of which may be paid in cash or in LTIP Units awarded under our 2006 Plan at the election of the director.  Any LTIP Units are awarded at the beginning of each calendar year and vest on a quarterly basis over the year in question. Any non-employee director who also serves as chairman of our Audit Committee receives an additional annual fee of $20,000, and any non-employee director who also serves as chairman of our Compensation Committee or our Governance Committee receives an additional annual fee of $12,500, each paid in cash on a quarterly basis. We also provide each of our non-employee directors with a grant once every three years of $150,000 of LTIP Units under our 2006 Plan, vesting over the next three years (directors elected to the Board for the first time between such grants will receive a pro rata grant on election).  We also reimburse all directors for their reasonable expenses.

The table below summarizes the compensation we paid to our non-employee directors in 2009:

Name (1)	Fees Earned or Paid in Cash ($)	LTIP Unit Awards ($)(3)	Total ($)
Leslie E. Bider	$0	$74,995	$74,995
Victor J. Coleman (2)	$12,500	$74,995	$87,495
Ghebre Selassie Mehreteab	$75,000	$0	$75,000
Thomas E. O'Hern	$20,000	$74,995	$94,995
Dr. Andrea L. Rich	$12,500	$74,995	$87,495
William Wilson III	$37,500	$37,503	$75,003

(1)
Messrs. Emmett, Kaplan and Panzer are not included in this table as they are our employees and thus receive no additional compensation for their services as directors. The compensation received by Messrs. Emmett, Kaplan and Panzer as our employees is shown in the Summary Compensation Table.

(2)	Mr. Coleman resigned from our Board on December 7, 2009.

(3)
The amounts in this column represent the aggregate grant date fair value of awards made in 2009, calculated in accordance with ASC 718, under the assumptions included in Note 12 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report to Stockholders.   On December 31, 2009, no non-management director held any options or unvested LTIP Units.  The aggregate grant date fair values in this column are equal to the individual grant date fair values of the 6,567 LTIP Units granted to each of Mr. Bider, Mr. Coleman, Mr. O’Hern and Dr. Rich, and the 3,284 LTIP Units granted to Mr. Wilson, in January 2009. Directors received only one grant of LTIP Units during 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are Leslie E. Bider, Chairman, and Dr. Andrea L. Rich. No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption or had any other relationships requiring disclosure under SEC rules. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an officer who served on our Board or our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Mr. Kaplan, our Chief Executive Officer, in his individual capacity, and Messrs. Emmett and Panzer, our Chairman of the Board and Chief Operating Officer, respectively, through an affiliated limited partnership and living trust, respectively, each committed $750,000 to our institutional real estate fund (“Fund X”) on the same basis as we committed approximately $150 million and third party investors committed another approximately $150 million. During the life of Fund X, we are entitled to certain additional cash based on committed capital and on any profits that exceed certain specified cash returns to the investors.  Certain of our wholly-owned affiliates provide property management and other services to Fund X, for which we are paid fees and/or reimbursed our costs.  Fund X contemplates an investment period of up to four years from the initial closing, followed by a value creation period of up to ten years.  With limited exceptions, Fund X will be our exclusive investment vehicle during its investment period, using the same underwriting and leverage principles and focusing primarily on the same markets as we have.

We have no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Our Code of Business Conduct and Ethics defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner. Our Code of Business Conduct and Ethics specifically requires that all of our officers, directors and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality.

Under our Code of Business Conduct and Ethics conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted, a written authorization will be provided indicating that the individual may proceed with the proposed activity.

REPORT OF THE AUDIT COMMITTEE

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our December 31, 2009 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2009. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 114, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from us and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas E. O’Hern, Chairperson

Leslie E. Bider

Ghebre Selassie Mehreteab

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For 2008 and 2009, our independent registered public accounting firm was Ernst & Young, LLP, an Independent Registered Public Accounting Firm. The following table presents fees for professional services rendered by Ernst & Young LLP for 2008 and 2009:

	2008	2009
Audit Fees	$968,000	$901,000
Audit-Related Fees	$0	$0
Tax Fees(1)	$873,000	$782,000
All Other Fees	$0	$0

(1)              Tax fees include fees principally incurred for assistance with tax compliance matters.

Audit Committee Authorization of Audit and Non-Audit Services

Our Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require our Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP, and did so in the case of all of the fees for 2009. Pre-approval is generally provided by our Audit Committee for up to one year, as detailed as to the particular service or category of services to be rendered, as is generally subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. Our Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports submitted to us and on written representations by certain directors and executive officers received by us that we will maintain for two years, we believe that all of our directors and executive officers, as well as persons who own more than ten percent of our Common Stock, filed all required reports on a timely basis during 2009.

STOCKHOLDERS’ NOMINATIONS AND OTHER PROPOSALS FOR 2011

ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 of the SEC, nominations and other proposals by eligible stockholders, which are intended to be presented at our Annual Meeting of Stockholders in 2011, must be received by us by December 27, 2010 in order to be considered for inclusion in our proxy materials.

A stockholder wishing to submit a nomination or other proposal for consideration at the 2011 annual meeting other than for inclusion in our proxy materials is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, of his or her intention to make such a proposal. The notice of a nomination or other proposal must be received by our Corporate Secretary no later than 5:00 p.m., Eastern Standard Time on December 27, 2010.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this proxy statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We are not undertaking any obligation to update any forward-looking statements. Accordingly, you should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

           Please refer to the risk factors under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for 2009 as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OTHER MATTERS

Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgments.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for the year ended December 31, 2009 is being mailed to Stockholders along with this Proxy Statement. Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

By Order of the Board of Directors,

/s/ Jordan L. Kaplan

Jordan L. Kaplan
President and Chief Executive Officer

April 26, 2010

Douglas Emmett

C123456789

000004

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: 01 - Dan A. Emmett; 02 - Jordan L. Kaplan; 03 - Kenneth M. Panzer; 04 - Leslie E. Bider; 05 - Ghebre Selassie Mehreteab; 06 - Thomas E. O'Hern; 07 - Dr. Andrea Rich; 08 - William Wilson III

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.	☐	☐	☐

As to any other matters that may properly come before the meeting or any adjournments thereof, the proxy holders are authorized to vote in accordance with their best judgment.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 0 2 5 0 7 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

015SAE

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Douglas Emmett, Inc.

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOUGLAS EMMETT, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 27, 2010**

The undersigned stockholder of Douglas Emmett, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 2010, and hereby appoints Jordan L. Kaplan and Kenneth M. Panzer and each of them as proxy and attorney-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Douglas Emmett, Inc. to be held on May 27, 2010 at 9:00 a.m., local time, at the Sheraton Delfina, located at 530 Pico Boulevard, Santa Monica, California 90405 and at any and all adjournments thereof, and in the manner designated thereon, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2010, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE